Exhibit 99.2
Woodbridge Holdings Corporation Reaches Settlement Relating to Levitt and Sons’ Bankruptcy
FORT LAUDERDALE, FL, Jun 30, 2008 (MARKET WIRE via COMTEX News Network) — Woodbridge Holdings Corporation (NYSE: WDG) (“Woodbridge”) announced today that it has reached an agreement with Levitt and Sons, LLC, and each of its affiliates which filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code (the “Debtors”) and the Joint Committee of Unsecured Creditors appointed in the Chapter 11 cases. As previously disclosed, the Debtors had asserted claims against Woodbridge, including an entitlement to a portion of the federal income tax refund which Woodbridge will receive as a result of Levitt and Sons’ losses in prior periods.
Pursuant to the Settlement Agreement, Woodbridge has agreed to pay to the Debtors’ bankruptcy estates the sum of $12.5 million dollars plus accrued interest through the date of payment. Woodbridge has agreed to waive and release substantially all of the claims it has against the Debtors, including its administrative expense claims through July 2008. The Debtors (joined by the Joint Committee) have agreed to waive and release any claims they may have against Woodbridge and its affiliates.
The Settlement Agreement is subject to a number of conditions, including the approval of the Bankruptcy Court.
About Woodbridge Holdings Corporation: Woodbridge Holdings Corporation, directly and through its wholly owned subsidiaries, seeks to invest opportunistically within and outside the real estate industry.
Core Communities, a wholly owned subsidiary, develops master-planned total-living community environments throughout the Southeastern United States, including its original and best known, St. Lucie West. The company’s 8,200-acre Tradition™ Florida community is home to more than 1,700 families, vibrant commercial areas and a 4.5-mile-long employment corridor. The community is also home to the Florida Center for Innovation at Tradition (FCI) Research Park, in which The Torrey Pines Institute for Molecular Studies, Mann Research Center, Martin Memorial Health Systems and Oregon Health & Science University’s Vaccine and Gene Therapy Institute have all announced plans to locate. Core is also expanding its Tradition™ brand with Tradition™ Hilton Head, an approximate 5,400-acre community planned to include 9,500 residences and 1.5 million square feet of commercial space, which features a variety of neighborhoods and housing styles, shopping and dining in Village Square, a Fitness Center & Spa and the Tommy Fazio-designed Tradition National Golf Course.
Woodbridge Capital Corporation, a wholly owned subsidiary, is the general partner of Woodbridge Equity Fund LLLP which holds investments in equity securities.
Cypress Creek Capital Holdings, LLC: Cypress Creek Capital, a wholly owned subsidiary, is a real estate investment banking company. Cypress Creek Capital’s acquisition program focuses on existing commercial income producing properties in Florida’s growth markets. The company targets office, retail and industrial real estate.
For further information, please visit our websites:
www.WoodbridgeHoldings.com
www.CoreCommunities.com
www.CypressCreekCapital.com

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Some of the statements contained herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seek” or other similar expressions. Forward-looking statements are based largely on management’s expectations and involve inherent risks and uncertainties, including, without limitation: that the conditions to consummation of the Settlement Agreement will not be met; that the Settlement Agreement will not be approved by the Bankruptcy Court in the timeframe anticipated, or at all; and that, in the event the Settlement Agreement is approved by the Bankruptcy Court, the Bankruptcy Court’s approval of the Settlement Agreement will be appealed. Many of these risks and uncertainties are beyond Woodbridge Holdings Corporation’s control, and Woodbridge Holdings Corporation cautions that the foregoing risks and uncertainties are not exclusive. In addition to the risks and uncertainties set forth above, investors should also consider the risks and uncertainties discussed in Woodbridge Holdings Corporation’s filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.
Woodbridge Holdings Corporation Contact Information:
Public Relations:
Steven Lipin or Giovanna Konicke
Brunswick Group
140 East 45th Street, 30th Floor
New York, NY 10017
Phone: 212-333-3810
Investor Relations:
Leo Hinkley
SVP, Investor Relations Officer
Phone: (954) 940-4995
Fax: (954) 940-5320
Email: InvestorRelations@WoodbridgeHoldings.com